EXHIBIT 99.1

NEWS RELEASE for March 5, 2014 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM REPORTS RECORD FOURTH QUARTER, YEAR-END RESULTS

2013 Revenues Up Year-Over-Year 19 Percent, Gross Margin Improved, Record Profits

NORTHVILLE, MI (March 5, 2014)…Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced financial results for the fourth quarter and year ended December 31, 2013.

“We had solid growth in 2013 with a year-over-year increase in revenues of 19 percent to a record $662 million and executed in all sectors of our business,” said President and CEO Daniel R. Coker. “During the fourth quarter, revenues came in higher than we expected due to strong automotive volumes, especially in Asia. In addition, we improved our gross margin for the year which returned to the levels we expect, delivered record profits, expanded our customer base and increased our global product offerings.”

2013 Year-End Financial Highlights

For 2013, revenues increased 19 percent to $662.1 million from $555.0 million in the prior year. Revenue increases resulted from continued adoption of the Company’s Climate Control Seats™ (CCS™) which increased by 21 percent year over year to approximately $277.3 million. This increase was driven by new program launches since 2012, including the Cadillac CTX and the newly redesigned Land Rover Range Rover, and additional volume on programs launched during 2012, including the Nissan Pathfinder and Infiniti JX. The Company experienced significant growth in every geographical region in which it does business and had significant market penetration in the automotive cable business, particularly in Europe. Gentherm’s European-based sales were 17 percent higher than the prior year despite local economic weakness.

Foreign currency translation of the Company’s Euro denominated revenue for 2013, which was approximately €141.9 million compared with €126.6 million during 2012, increased the US Dollar reported revenue by approximately $6.0 million. The average US Dollar/Euro exchange rate for 2013 was 1.3282 compared with 1.2861 for 2012.

Net income attributable to common shareholders for 2013 was $32.2 million, or $0.96 per basic share and $0.94 per diluted share, which included charges of $2.4 million in fees, legal and other expenses associated with the acquisition of additional W.E.T. shares during the year and a $1.8 million charge related to the global reporting structure reorganization during the 2013 second quarter.

Adjusting for the impact of the W.E.T. acquisition transaction expenses and the $1.8 million charge related to the global reporting structure reorganization, Gentherm would have reported net income attributable to common shareholders of $1.05 per basic share and $1.03 per diluted share. Net income attributable to common shareholders for the prior year was $11.2 million, or $0.39 per basic and diluted share.

Further non-cash purchase accounting impacts associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for 2013 was 26.4 percent compared with 25.6 percent for 2012. This increase was due to a favorable change in product mix and greater coverage of fixed manufacturing costs at the higher volume levels.

Adjusted EBITDA for 2013 was $81.5 million compared with Adjusted EBITDA of $69.5 million for the prior year reflecting the charges discussed previously. Adjusted EBITDA (which is a non-GAAP measure) is provided to help shareholders understand Gentherm’s results of operations due to the acquisition of W.E.T. This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

The Company’s balance sheet as of December 31, 2013, had total cash and cash equivalents of $54.9 million, total assets of $479.9 million, shareholders’ equity of $230.0 million and total debt of $82.3 million.

Fourth Quarter Financial Highlights

Revenues for the 2013 fourth quarter increased 23 percent to $182.3 million from $148.2 million in the prior year’s fourth quarter.

Foreign currency translation of the Company’s Euro denominated revenue for the 2013 fourth quarter, which was approximately €35.8 million compared with €31.2 million during the prior year period, benefited revenue results by approximately $2.1 million. The average US Dollar/Euro exchange rate for the 2013 fourth quarter was 1.3694 compared with 1.3105 for the fourth quarter of 2012.

Net income attributable to common shareholders for the 2013 fourth quarter was $11.0 million, or $0.31 per basic and diluted share. Net income attributable to common shareholders for the fourth quarter of 2012 was $2.6 million, or $0.09 per basic and diluted share.

Non-cash purchase accounting impacts associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for the 2013 fourth quarter was 27.2 percent compared with 25.8 percent for the fourth quarter of 2012.

Adjusted EBITDA for the 2013 fourth quarter was $25.6 million compared with Adjusted EBITDA of $18.1 million for the prior year period.

Revaluation of Derivatives and Foreign Currency Gains and Losses

For the 2013 fourth quarter and full year, the Company recorded foreign currency losses of $714,000 and $2.2 million, respectively. A loss of $195,000 and a gain of $1.0 million related to the revaluation of derivative financial instruments were recorded for the 2013 fourth quarter and full year, respectively, compared with losses of $1.2 million and $2.3 million for the prior year periods.

Research and Development, Selling, General and Administrative (SG&A) Expenses

Net research and development expenses for the 2013 fourth quarter and full year were up $2.5 million and $8.9 million to $12.9 million and $49.9 million, respectively, reflecting additional resources, including personnel, focused on application engineering for new production programs on existing products, development of new products, start-up costs for a new electronics production facility, and a program to develop the next generation of seat comfort products using the best ideas and designs of the combined Gentherm and W.E.T. systems. New product development includes automotive heated and cooled storage devices, automotive interior thermal management devices, medical thermal management devices, battery thermal management devices and other potential products. The higher US Dollar/Euro exchange rate also contributed to the increase.

SG&A expenses for the 2013 fourth quarter and full year, which included the above mentioned $1.8 million in reorganization charges during the 2013 second quarter, increased $465,000 and $8.0 million, respectively, when compared to the prior year periods. Included are higher legal, audit and travel costs, as well as wages and benefits costs resulting from new employee hiring and merit increases. The additional employees are primarily related to establishing a new electronics production facility in Shenzhen, China, increasing sales and marketing efforts aimed at supporting the Company’s current product development strategy and the ongoing integration process between historical Gentherm and W.E.T. Gentherm believes that its selling, general and administrative costs will level off as the Company works through the integration process and implements the cost reduction initiatives enabled by this integration over the next three years.

Guidance

Barring unforeseen economic turbulence, including worsening of the European market or unfavorable fluctuations of the Euro exchange rate, the 2014 revenue growth outlook remains strong. The Company is expecting revenue for 2014 to increase 10 to 15 percent over 2013 revenue, which was $662 million.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-4774 (or 1-480-629-9760). The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has nearly 7,500 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with risks that sales may not increase, additional financing requirements may not be available, new competitors may arise and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which made as of the date hereof, even if new information becomes available in the future.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Product revenues	$182,290	$148,242	$662,082	$554,979
Cost of sales	132,648	109,942	487,320	413,052

Gross margin	49,642	38,300	174,762	141,927
Operating expenses:
Net research and development expenses	12,911	10,384	49,873	40,950
Acquisition transaction expenses	503	—	2,414	—
Selling, general and administrative	19,412	18,947	72,895	64,919

Total operating expenses	32,826	29,331	125,182	105,869

Operating income	16,816	8,969	49,580	36,058
Interest expense	(627)	(1,054)	(3,543)	(4,136)
Revaluation of derivatives	(195)	(1,236)	1,006	(2,292)
Foreign currency gain (loss)	(714)	(156)	(2,228)	2,201
Income (loss) from equity investment	117	146	436	(82)
Other income	288	64	979	923

Earnings before income tax	15,685	6,733	46,230	32,672
Income tax expense	4,754	1,027	11,097	8,351

Net income	10,931	5,706	35,133	24,321
(Gain) loss attributable to non-controlling interest	27	(1,958)	(1,313)	(6,449)

Net income attributable to Gentherm Incorporated	10,958	3,748	33,820	17,872
Convertible preferred stock dividends	—	(1,190)	(1,622)	(6,711)

Net income attributable to common shareholders	$10,958	$2,558	$32,198	$11,161

Basic earnings per share	$0.31	$0.09	$0.96	$0.39

Diluted earnings per share	$0.31	$0.09	$0.94	$0.39

Weighted average number of shares – basic	34,814	29,717	33,653	28,353

Weighted average number of shares – diluted	35,274	30,082	34,124	28,862

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GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income	$10,931	$5,706	$35,133	$24,321
Add Back:
Income tax expense	4,754	1,027	11,097	8,351
Interest expense	627	1,054	3,543	4,136
Depreciation and amortization	7,611	7,660	30,441	29,595
Adjustments:
Acquisition transaction expense	503	—	2,414	—
Unrealized currency loss	1,002	1,437	2,131	3,350
Unrealized revaluation of derivatives	195	1,234	(3,219)	(248)

Adjusted EBITDA	$25,623	$18,118	$81,540	$69,505

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and deferred financing cost amortization, less transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS AND

OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Future Full Year Periods (estimated)
	2013	2012	2013	2012	2014	2015	2016	Thereafter

Transaction related current expenses
Acquisition transaction expenses	$503	$—	$2,414	$—	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	$2,054	$1,945	$7,969	$7,717	$8,267	$8,267	$8,267	$34,412
Technology amortization	861	816	3,342	3,236	3,467	3,467	3,467	3,059
Product development costs amortization	569	526	2,206	2,087	2,289	1,297	52	—

	$3,484	$3,287	$13,517	$13,040	$14,023	$13,031	$11,786	$37,471

Tax effect	(1,002)	(761)	(4,068)	(3,020)	(3,248)	(3,018)	(2,730)	(8,678)

Net income effect	2,985	2,526	11,863	10,020	10,775	10,013	9,056	28,793
Non-controlling interest effect	—	(608)	(155)	(2,413)	—	—	—	—

Net income available to shareholders effect	$2,985	$1,918	$11,708	$7,607	$10,775	$10,013	$9,056	$28,793

Earnings per share - difference
Basic	$0.09	$0.06	$0.35	$0.27
Diluted	$0.08	$0.06	$0.34	$0.26

Series C Preferred Stock dividend	$—	$1,190	$1,622	$6,711	$—	$—	$—	$—

Earnings per share - difference
Basic	$—	$0.04	$0.05	$0.24
Diluted	$—	$0.04	$0.05	$0.23

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$54,885	$58,152
Accounts receivable, less allowance of $1,807 and $2,474, respectively	118,283	102,261
Inventory	64,217	53,756
Derivative financial instruments	67	160
Deferred income tax assets	10,616	15,006
Prepaid expenses and other assets	21,864	12,809

Total current assets	269,932	242,144
Property and equipment, net	79,234	55,010
Goodwill	25,809	24,729
Other intangible assets, net of accumulated amortization of $44,474 and $28,575, respectively	83,431	95,870
Deferred financing costs	1,072	1,880
Deferred income tax assets	5,054	5,361
Derivative financial instruments	1,969	4,141
Other non-current assets	13,373	10,062

Total assets	$479,874	$439,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$61,662	$42,508
Accrued liabilities	66,783	54,157
Current maturities of long-term debt	21,439	17,218
Derivative financial instruments	2,552	3,326
Deferred income tax liabilities	710	—

Total current liabilities	153,146	117,209
Pension benefit obligation	6,868	5,009
Other Liabilities	1,601	4,540
Long-term debt, less current maturities	60,881	39,734
Derivative financial instruments	9,358	13,245
Deferred tax liabilities	17,975	21,828

Total liabilities	249,829	201,565
Commitments and contingencies
Series C Convertible Preferred Stock	—	22,469
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 34,929,334 and 29,818,225 issued and outstanding at December 31, 2013 and 2012, respectively	232,067	166,309
Paid-in capital	(10,702)	24,120
Accumulated other comprehensive income	(6,132)	(11,231)
Accumulated earnings (deficit)	14,812	(17,383)

Total Gentherm Incorporated shareholders’ equity	230,045	161,815
Non-controlling interest	—	53,348

Total shareholders’ equity	230,045	215,163

Total liabilities and shareholders’ equity	$479,874	$439,197

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012
	(Unaudited)
Operating Activities:
Net income	$35,133	$24,321
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	31,249	30,627
Deferred income tax expense	1,355	789
(Gain) loss on revaluation of derivatives	(2,678)	167
Stock compensation	2,636	1,252
Loss on sale of property, plant & equipment	106	555
Provision for doubtful accounts	(705)	533
Defined benefit plan expense	(659)	50
Excess tax benefit from equity awards	(25)	(171)
(Gain) loss from equity investment	(433)	82
Changes in operating assets and liabilities:
Accounts receivable	(13,828)	(18,367)
Inventory	(9,600)	(5,847)
Prepaid expenses and other assets	(9,446)	(3,228)
Accounts payable	18,255	1,788
Accrued liabilities	10,486	4,314

Net cash provided by operating activities	61,846	36,865
Investing Activities:
Purchases of derivative financial instruments	—	(7,787)
Purchase of non-controlling interest	(48,774)	—
Loan to equity investment	—	(590)
Cash invested in corporate owned life insurance	(266)	(265)
Purchase of property and equipment	(35,861)	(26,793)
Proceeds from the sale of property and equipment	11	40

Net cash used in investing activities	(84,890)	(35,395)
Financing Activities:
Distribution paid to non-controlling interest	(3)	(290)
Cash paid for financing costs	—	(264)
Borrowing of Debt	45,669	3,326
Repayments of Debt	(24,496)	(22,953)
Proceeds from public offering of common stock	—	75,532
Excess tax benefit from equity awards	25	171
Proceeds from sale of W.E.T. equity to non-controlling interest	—	1,921
Redemption of Series C Preferred Stock	(8,446)	(23,340)
Series C Preferred Stock Holders dividend	(696)	(2,400)
Proceeds from the exercise of Common Stock options	4,801	774

Net cash provided by financing activities	16,854	32,477

Foreign currency effect on cash and cash equivalents	2,923	366
Net (decrease) increase in cash and cash equivalents	(3,267)	34,313
Cash and cash equivalents at beginning of period	58,152	23,839

Cash and cash equivalents at end of period	$54,885	$58,152

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,653	$3,545

Cash paid for taxes	$11,326	$8,445

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock to non-controlling interest	$42,517	$7,780

Issuance of Common Stock for Series C Preferred Stock conversion	$15,108	$1,031

Common stock issued to directors and employees	$1,509	$429

Capital Lease	$3,254	—

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